Exhibit 11
PG&E Corporation
Computation of Earnings Per Common Share

	Three months ended		Six months ended
	June 30,		June 30,

(in millions, except per share amounts)	2004	2003 (1)	2004	2003 (1)

Income from continuing operations	$372	$328	$3,405	$245
Discontinued operations	-	(101)	-	(366)

Net income (loss) before cumulative effect of changes in accounting principles	372	227	3,405	(121)
Cumulative effect of changes in accounting principles	-	-	-	(6)

Net Income (Loss) for basic and diluted calculations	$372	$227	$3,405	$(127)

Weighted average common shares outstanding, basic(2)	397	384	395	383
9.5% Convertible Subordinated Notes	19	19	19	19

Weighted average common shares outstanding and participating securities, basic	416	403	414	402

Weighted average common shares outstanding basic	397	384	395	383
Employee stock options and PG&E Corporation shares by grantor trust	7	2	7	1
PG&E Corporation Warrants	2	5	3	5

Weighted average common shares outstanding, diluted	406	391	405	389
9.5% Convertible Subordinated Notes	19	19	19	19

Weighted average common shares outstanding and participating securities, diluted	425	410	424	408

Earnings (Loss) Per Common Share, Basic
Income from continuing operations	$0.89	$0.81	$8.22	$0.61
Discontinued operations	-	(0.25)	-	(0.91)
Cumulative effect of changes in accounting principles	-	-	-	(0.02)

Net earnings (loss)	$0.89	$0.56	$8.22	$(0.32)

Earnings (Loss) Per Common Share, Diluted
Income from continuing operations	$0.88	$0.80	$8.03	$0.60
Discontinued operations	-	(0.25)	-	(0.90)
Cumulative effect of changes in accounting principles	-	-	-	(0.01)

Net earnings (loss)	$0.88	$0.55	$8.03	$(0.31)

               In applying the "two-class" method the following reflects the earnings (loss) allocated to common shareholders after the inclusion of participation rights related to PG&E Corporation's 9.5% Convertible Notes in the allocation of earnings. The 9.5% Convertible Notes are convertible at the option of PG&E Corporation into 18,558,655 common shares. All PG&E Corporation's participating securities participate on a 1:1 basis with common shareholders.

	Three months ended		Six months ended
	June 30,		June 30,

Earnings (loss) allocated to common shareholders, basic	2004	2003 (1)	2004	2003 (1)

Income from continuing operations	$355	$312	$3,249	$233
Discontinued operations	-	(96)	-	(349)
Cumulative effect of changes in accounting principles	-	-	-	(6)

	$355	$216	$3,249	$(122)

Earnings (loss) allocated to common shareholders, diluted
Income from continuing operations	$356	$312	$3,252	$234
Discontinued operations	-	(96)	-	(349)
Cumulative effect of changes in accounting principles	-	-	-	(6)

	$356	$216	$3,252	$(121)

(1)	Prior period amounts of NEGT, Inc. have been reclassified to discontinued operations.
(2)

Weighted average common shares outstanding exclude shares held by a subsidiary of PG&E Corporation (23,815,500 shares at June 30, 2004 and 2003) and PG&E Corporation shares held by grantor trusts to secure deferred compensation obligations (281,985 shares at June 30, 2004 and 2003).